Exhibit 99.1

Deckers Outdoor Corporation Reports First Quarter 2012 Financial Results

GOLETA, Calif.--(BUSINESS WIRE)--April 26, 2012--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the first quarter ended March 31, 2012.

First Quarter Review

  Net sales increased 20.2% to $246.3 million compared to $204.9 million for the same period last year.
  Gross margin was 46.0% compared to 50.0% for the same period last year.
  Diluted EPS was $0.20 compared to $0.49 for the same period last year.
  UGG® brand sales increased 6.5% to $158.1 million compared to $148.4 million for the same period last year.
  Teva® brand sales decreased 1.1% to $49.8 million compared to $50.4 million for the same period last year.
  Sanuk® brand sales (acquired on July 1, 2011) were $32.4 million for the first quarter of 2012.
  Domestic sales increased 15.1% to $170.6 million compared to $148.1 million for the same period last year.
  International sales increased 33.5% to $75.7 million compared to $56.8 million for the same period last year.
  Retail sales increased 30.6% to $46.2 million compared to $35.4 million for the same period last year; same store sales were flat for the thirteen weeks ending April 1, 2012 compared to the thirteen weeks ending April 3, 2011.
  eCommerce sales decreased 7.5% to $21.7 million compared to $23.5 million for the same period last year.

“Our first quarter performance was mixed versus our expectations,” stated Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors. “Sales growth was driven by the addition of the Sanuk brand combined with increased demand for the UGG brand spring line, partially offset by softness in boots due to the unusually warm weather. The difference in the channel mix versus projections, along with some higher closeouts for the Teva brand and non-Classic UGG brand styles, put some additional pressure on overall gross margins on top of the higher product costs we had forecasted.”

“We’ll soon be completing our fall booking process and we’re encouraged by the level of domestic wholesale commitments for the UGG brand collection to date particularly given the mild winter,” continued Martinez. “While we believe that the macroeconomic conditions in Europe have created a difficult selling environment, we remain optimistic about our future prospects throughout the continent. Looking ahead, I have confidence that we can continue to successfully navigate through the near-term challenges facing some areas of our business, while continuing to execute against our strategic plan aimed at delivering consistent sales and earnings growth over the long-term.”

Division Summary

UGG Brand

UGG brand net sales for the first quarter increased 6.5% to $158.1 million compared to $148.4 million for the same period last year. The sales growth was primarily attributable to an increase in sales at company-owned retail stores.

Teva Brand

Teva brand net sales for the first quarter decreased 1.1% to $49.8 million compared to $50.4 million for the same period last year. Record domestic wholesale sales and growth in domestic eCommerce sales were offset by a decline in international wholesale sales.

Sanuk Brand

Sanuk brand net sales were $32.4 million for the first quarter of 2012. The Company’s financial results include the Sanuk operations beginning July 1, 2011, the acquisition date.

Other Brands

Combined net sales of the Company’s other brands were $6.0 million for the first quarter of 2012 and the same period last year. First quarter 2011 results included the Simple® brand, which we ceased distributing at the end of 2011.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 30.6% to $46.2 million for the first quarter compared to $35.4 million for the same period last year. This increase was driven by 19 new stores opened after the first quarter of 2011. Same store domestic sales were up high single-digits on a percentage basis for the thirteen weeks ending April 1, 2012 compared to the thirteen weeks ending April 3, 2011, while comparable sales in Asia and the UK were down due, in large part, to the unusually warm weather and the ongoing macroeconomic challenges in the UK. Company-wide same store sales remained flat year over year.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, decreased 7.5% to $21.7 million for the first quarter compared to $23.5 million for the same period last year. The decrease in sales was driven primarily by decreased sales of the UGG brand boot collections due to the unusually warm weather , partially offset by higher sales of UGG brand spring styles and double digit growth in Teva brand sales.

Balance Sheet

At March 31, 2012, cash and cash equivalents were $228.6 million compared to $437.9 million at March 31, 2011. The decrease in cash and cash equivalents is primarily attributable to $153.5 million of cash payments associated with the Sanuk brand acquisition, $39.9 million of cash payments for stock repurchases, and $21.6 million of cash payments for the new headquarters facility.

Inventories at March 31, 2012 increased 94.6% to $208.5 million from $107.1 million at March 31, 2011. By brand, UGG inventory increased $90.1 million to $159.0 million at March 31, 2012, Teva inventory increased $0.1 million to $30.8 million at March 31, 2012, and our other brands’ inventory decreased $0.9 million to $6.6 million at March 31, 2012. Sanuk brand inventories were $12.1 million at March 31, 2012. The increase in inventory from a year ago is primarily due to the growth of fall 2012 UGG brand inventory resulting from the growth of our consumer direct division, carryover product from the 2011 holiday period which will be utilized to fulfill orders during 2012, an increase in product costs, and the addition of the Sanuk brand.

Goodwill and net intangible assets increased to $212.3 million at March 31, 2012 compared to $26.5 million at March 31, 2011, primarily due to the acquisition of the Sanuk brand.

Stock Repurchase Program

During the first quarter of 2012, the Company repurchased approximately 274,000 shares of its common stock under its stock repurchase program for a total of $20.0 million. As of March 31, 2012, the Company had $80.0 million authorized repurchase funds remaining under its $100.0 million stock repurchase program announced in February 2012. Depending on market conditions and other factors, such repurchases may be commenced or suspended at any time without prior notice.

Full-Year 2012 Outlook

Based on first quarter results combined primarily with lower international wholesale projections, the Company is revising its full year outlook.

  The Company now expects 2012 sales to increase approximately 14% over 2011, compared to previous guidance of approximately 15%.
  The Company now expects 2012 diluted earnings per share to decrease approximately 9% to 10% from 2011, compared to previous guidance for diluted earnings per share to be approximately flat year over year. This guidance assumes a gross profit margin decline of 250 basis points from 2011 levels compared to previous guidance which assumed a decline of 200 basis points. The year over year decline is due primarily to an increase in cost of goods sold and a higher level of closeout sales, partially offset by selective prices increases, increased contribution from retail sales, and the addition of the Sanuk brand for the full year. This guidance also assumes SG&A as a percentage of sales of approximately 30% versus prior guidance of approximately 29% due to the lower sales projections.
  Fiscal 2012 guidance assumes approximately $13 million, or $0.23 per diluted share, associated with the amortization and accretion expenses related to the Sanuk acquisition.
  Fiscal 2012 guidance assumes the Company’s effective tax rate will be approximately 31% which is in line with prior guidance.

Second Quarter Outlook

  The Company currently expects second quarter 2012 revenue to increase approximately 8% over 2011.
  The Company currently expects to report a second quarter 2012 diluted loss per share of approximately $(0.60) compared to the diluted loss per share of $(0.19) reported in the second quarter of 2011.
  Second quarter guidance includes estimates of approximately $3.5 million, or $0.06 per diluted share, associated with the amortization and accretion expenses related to the Sanuk acquisition.
  This guidance also assumes a gross profit margin of approximately 43% and SG&A as a percentage of sales of approximately 37% resulting from higher levels of fixed overhead for new retail stores, international infrastructure, and other general and administrative costs. As a reminder, a significant amount of our operating expenses are fixed and spread evenly on an absolute dollar basis throughout each quarter. This includes the costs associated with 17 new stores that were opened in 2011.

The Company’s conference call to review first quarter 2012 results will be broadcast live over the internet today, Thursday, April 26, 2012 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the microphone icon on the right side of the screen. The broadcast will be available for at least 30 days following the conference call. You can also access the broadcast at www.earnings.com.

About the Company

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. UGG® Australia, Teva®, Sanuk®, TSUBO®, Ahnu®, and MOZO® are registered trademarks of Deckers Outdoor Corporation.

Forward Looking Statements

This press release contains statements regarding our expectations, beliefs and views about our future financial performance, brand strategies and cost structure which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," “assume,” or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this press release regarding our future financial performance, brand strategies and cost structure are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual results in the future may differ materially from the future financial performance expected at the current time. In addition, the results reported in this press release may differ from actual results filed with the Securities and Exchange Commission (SEC) for the quarter ended March 31, 2012 if material events or circumstances occur between now and the date of our SEC filing. Those risks and uncertainties include, but are not limited to: the recent financial crisis and current global economic uncertainty; the ability to realize returns on our new and existing retail stores; our ability to accurately forecast consumer demand; our ability to anticipate fashion trends; impairment losses on our goodwill, other intangible assets, or tangible assets; flaws, shortages, or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; the risks of international commerce of manufacturing in China and Vietnam; the risks of conducting business outside the US, including foreign currency and global liquidity risks; the international markets we sell to are subject to compliance with a variety of laws and political and economic risks; risks related to international trade, import regulations, and security procedures, including unexpected costs and other barriers to markets and impact of free trade agreements; our ability to implement our growth strategies, including our ability to successfully integrate newly acquired businesses or convert international distributors to wholesale models; the success of our customers and the risk of losing one or more of our key customers; our ability to protect our intellectual property rights or deter counterfeiting; our dependence on independent manufacturers to maintain a continuous supply of finished goods that meet our quality standards; liquidity and market risks for our cash and cash equivalents; the risk of attracting or retaining key personnel; the interruption of key business processes and supporting information systems; loss of our warehouses; the impact of increases in petroleum and other energy prices, or demand for ocean containers or other means of transportation; the sensitivity of our sales to seasonal and weather conditions; we could be subject to additional income tax liabilities; our ability to compete effectively with our competition; and the volatility of our common stock. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which the Company filed with the SEC on February 29, 2012, and under “Risk Factors” in any subsequent SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	March 31,	December 31,
Assets	2012	2011

Current assets:
Cash and cash equivalents	$228,571	263,606
Trade accounts receivable, net	108,162	193,375
Inventories	208,453	253,270
Prepaid expenses	11,086	8,697
Other current assets	76,995	84,540
Deferred tax assets	14,414	14,414
Total current assets	647,681	817,902

Property and equipment, net	94,019	90,257
Goodwill	120,045	120,045
Other intangible assets, net	92,289	94,449
Deferred tax assets	14,064	13,223
Other assets	12,273	10,320

Total assets	$980,371	1,146,196

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$41,630	110,853
Accrued payroll	13,080	32,594
Other accrued expenses	40,346	57,744
Income taxes payable	85	30,888
Total current liabilities	95,141	232,079

Long-term liabilities	52,071	72,687

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	385	387
Additional paid-in capital	148,706	144,684
Retained earnings	680,486	692,595
Accumulated other comprehensive loss	(2,060)	(1,730)
Total Deckers Outdoor Corporation stockholders' equity	827,517	835,936
Noncontrolling interest	5,642	5,494
Total equity	833,159	841,430

Total liabilities and equity	$980,371	1,146,196

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended
	March 31,
	2012	2011

Net sales	$246,306	204,851
Cost of sales	133,018	102,373
Gross profit	113,288	102,478

Selling, general and administrative expenses	101,355	74,283
Income from operations	11,933	28,195

Other income, net	(401)	(138)
Income before income taxes	12,334	28,333

Income tax expense	4,299	8,500
Net income	8,035	19,833

Other comprehensive (loss) income, net of tax
Unrealized loss on foreign currency hedging	(1,068)	(2,716)
Foreign currency translation adjustment	738	(252)
Total other comprehensive loss	(330)	(2,968)
Comprehensive income	$7,705	16,865

Net income attributable to:
Deckers Outdoor Corporation	7,887	19,178
Noncontrolling interest	148	655
	$8,035	19,833

Comprehensive income attributable to:
Deckers Outdoor Corporation	7,557	16,210
Noncontrolling interest	148	655
	$7,705	16,865

Net income per share attributable to Deckers
Outdoor Corporation common stockholders:
Basic	$0.20	0.50
Diluted	$0.20	0.49

Weighted-average common shares outstanding:
Basic	38,614	38,609
Diluted	39,094	39,397

CONTACT:
Deckers Outdoor Corporation
Tom George, 805-967-7611
Chief Financial Officer
or
Investor Relations:
ICR
Brendon Frey, 203-682-8200